Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos’ Fourth Quarter and Fiscal 2016 Financial Results Exceed Company’s Estimates

Fourth Quarter Revenues of $182.1 Million Increase 10.1% Over Third Quarter Revenues

Fourth Quarter Adjusted EBITDA of $13.4 Million

Full Year Revenue of $668.7 Million and Full Year Adjusted EBITDA of $45.0 Million

Affirms Fiscal 2017 Financial Guidance

SAN DIEGO, CA, February 27, 2017 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter and full year fiscal 2016 financial results. For the fourth quarter ended December 25, 2016, Kratos generated revenue and Adjusted EBITDA of $182.1 million and $13.4 million, respectively. Fourth quarter 2016 revenues increased sequentially 10.1% over third quarter 2016 revenues of $165.4 million, and 2.6% over the fourth quarter 2015 revenues of $177.5 million.

Kratos’ business units contributing to the fourth quarter 2016 sequential organic growth included: 39.3% in Unmanned Systems, 30.0% in Microwave Electronics, 24.4% in Defense and Rocket Support Services, and 12.1% in Satellite, Technology and Training Solutions. Kratos’ business units contributing to the fourth quarter 2016 year over year organic growth included: 59.6% in Unmanned Systems, 26.3% in Defense and Rocket Support Services, and 5.9% in Satellite, Technology and Training Solutions. Recent important contract awards in unmanned tactical combat aerial systems, unmanned aerial target systems and increased shipments drove organic growth in Kratos’ Unmanned Systems business.

Kratos’ book to bill ratio in the fourth quarter of 2016 and year to date book to bill ratio was 1.0 to 1.0. Kratos’ total backlog at the end of the fourth quarter of 2016 was approximately $900 million, including funded and unfunded backlog of approximately $626 million and $274 million, respectively. Kratos’ bid and proposal pipeline at December 25, 2016 was $5.7 billion.

For the fourth quarter ended December 25, 2016, approximately 57% of Kratos’ revenue was derived from U.S. Federal Government related customers, approximately 29% from commercial, state and local government customers, and approximately 14% from international customers.

During the fourth quarter of 2016, Kratos completed an equity offering generating net proceeds of $76.2 million, after underwriting costs, fees and expenses. Consistent with the Company’s stated use of proceeds raised in the equity offering, cash of approximately $14.1 million was utilized during the fourth quarter to retire approximately $14.5 million of the Company’s Senior Notes, bringing the total amount outstanding of Senior Notes at December 25, 2016 to approximately $435.5 million. During the fourth quarter, the Company made investments of $1.9 million in its Unmanned Systems business, primarily related to capital expenditures for the LCASD and UTAP-22 combat aircraft. In the fourth quarter, the Company also made an initial $5.1 million strategic investment in a satellite communication signal monitoring, signal intelligence and location identification technology and product line, which significantly enhances Kratos’ existing satellite communications business offering. Cash flow from operating activities for the fourth quarter of 2016 was a use of approximately $3.7 million, reflecting the working capital impact of the 10.1% fourth quarter 2016 over third quarter 2016 sequential revenue growth the Company generated, offset by the semi-annual payment of interest on the Company’s Senior Notes of approximately $15.8 million in November 2016. The Company’s cash balance at the end of the fourth quarter was $69.1 million.

For the quarter ended December 25, 2016, net loss was $4.3 million, adjusted income per share was $0.02 and GAAP earnings per share was a loss of $0.07. Adjusted income per share excludes income from discontinued operations, non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, transaction gains and losses, and certain non-recurring items such as excess capacity, acquisition and restructuring related items and other, extinguishment of debt, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carryforwards of over $300 million. Kratos believes that reporting adjusted income per share is a meaningful metric to present the Company’s financial results.

For the year ended December 25, 2016, Kratos generated revenues of $668.7 million, a 1.8% increase over 2015 revenues of $657.1 million, and Adjusted EBITDA of $45.0 million for year ended December 25, 2016, compared to $44.6 million in 2015. Net loss from continuing operations was $60.4 million for fiscal 2016, a GAAP EPS loss of $0.99, compared to a loss of $33.2 million for 2015, a GAAP EPS loss of $0.56. Adjusted loss per share was $0.07 for 2016 and 2015.

Kratos is affirming its previously provided 2017 guidance for revenues of $700 to $720 million, and Adjusted EBITDA of $52 to $54 million, with a similar quarterly revenue and Adjusted EBITDA trajectory as experienced in 2016.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos finished 2016 exceeding our expectations, as our primary market space, U.S. DoD government contracting and National Security, continued to improve. Importantly, in addition to our strong fourth quarter 2016 financial performance, Kratos’ bookings and backlog in our largest business unit, which includes our satellite communications, cybersecurity and training businesses, was 1.2 to 1 in the fourth quarter and for 2016, positioning the Company for an even better 2017.”

Mr. DeMarco continued, “Kratos’ Unmanned Systems business also had a very strong fourth quarter, generating sequential revenue growth over the third quarter of almost 40%. We expect this growth to continue going forward with two new large under contract unmanned drone system programs beginning production, once we have a 2017 Federal budget. We expect these two programs to be the primary drivers of an expected doubling in size of our Unmanned Systems business over the following 24 months. Additionally, during the fourth quarter we were awarded a large contract from a new customer for Kratos’ high performance unmanned aerial target drone systems, and we are expecting an additional large new customer award for Kratos’ target drone systems in the next few months. Also significant, during the fourth quarter, we made important progress on each of our under contract unmanned combat aerial systems programs, including LCASD, DIUx, UTAP-22 and Gremlins, each of which is currently on schedule and on budget.”

Mr. DeMarco concluded, “We believe that 2016 was the beginning of a long-term growth trajectory for our Company, driven by an improving overall industry environment, Kratos specifically being in well-funded, high priority national security areas including satellite communications, cyber security and unmanned systems, and Kratos having large new programs entering expected long-term production beginning in 2017. We believe that Kratos has the right business, products and solutions, at a low cost at the right time. We are focused and executing on our core businesses, and we expect the Company’s overall financial performance to continue to improve and generate long-term value for Kratos shareholders.”

Management will discuss the Company’s 2016 financial results and fiscal year 2017 and first quarter 2017 guidance in a conference call beginning at 2:30 p.m. Pacific (5:30 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 66898084. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a mid-tier government contractor at the forefront of the Department of Defense’s Third Offset Strategy. Kratos is a leading technology, intellectual property and proprietary product and solution company focused on the United States and its allies’ national security. Kratos is the industry leader in high performance unmanned aerial drone target systems used to test weapon systems and to train the warfighter, and is a provider of high performance unmanned combat aerial systems for force multiplication and amplification. Kratos is also an industry leader in satellite communications, microwave electronics, cyber security/warfare, missile defense and combat systems. Kratos has primarily an engineering and technically oriented work force of approximately 2,900. Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location. Kratos' primary end customers are National Security related agencies. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, its bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts, including the timing of production related to certain of the Company’s contracts, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carryforwards and the availability and timing of government funding for the Company’s UTAP-22, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our senior notes and the repurchase of senior notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cybersecurity attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 25, 2016, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets, stock compensation expense, loss on extinguishment of debt, contract design retrofit costs, acquisition and restructuring related items and other which includes but is not limited to unused office space expense, excess capacity, investments in unmanned combat systems initiatives, and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA and Pro Forma Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, investments in unmanned combat systems initiatives, stock compensation expense, unused office space expense, foreign transaction gains and losses, the pro forma impact for the full year of restructuring actions we have taken as if such actions had been completed at the beginning of the year, and the associated margin rates).  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015

Service revenues	$90.1	$90.7	$348.1	$354.2
Product sales	92.0	86.8	320.6	302.9
Total revenues	182.1	177.5	668.7	657.1
Cost of service revenues	66.4	68.0	255.8	266.5
Cost of product sales	69.1	67.3	259.3	228.8
Total costs	135.5	135.3	515.1	495.3
Gross profit - service revenues	23.7	22.7	92.3	87.7
Gross profit - product sales	22.9	19.5	61.3	74.1

Total gross profit	46.6	42.2	153.6	161.8

Selling, general and administrative expenses	33.4	34.6	132.6	134.8
Unused office space, restructuring expenses, and other	1.5	(1.9)	12.0	(0.6)
Research and development expenses	3.8	4.5	13.9	16.2
Depreciation	0.7	0.6	3.2	2.9
Amortization of intangible assets	2.6	2.9	10.5	13.0
Operating income (loss) from continuing operations	4.6	1.5	(18.6)	(4.5)
Interest expense, net	(8.6)	(8.7)	(34.7)	(36)
Loss on extinguishment of debt	0.2	—	0.2	(3.4)
Other income (expense), net	0.2	(0.1)	0.8	(0.7)
Loss from continuing operations before income taxes	(3.6)	(7.3)	(52.3)	(44.6)
Provision (benefit) for income taxes from continuing operations	0.8	(0.3)	8.1	(11.4)
Loss from continuing operations	(4.4)	(7.0)	(60.4)	(33.2)
Income (loss) from discontinued operations, net of income taxes	0.1	3.0	(0.1)	53.0
Net Income (loss)	$(4.3)	$(4.0)	$(60.5)	$19.8

Basic income (loss) per common share:
Loss from continuing operations	$(0.07)	$(0.12)	$(0.99)	$(0.56)
Income from discontinued operations	—	0.05	—	0.90
Net income (loss)	$(0.07)	$(0.07)	$(0.99)	$0.34

Diluted income (loss) per common share:
Loss from continuing operations	$(0.07)	$(0.12)	$(0.99)	$(0.56)
Income from discontinued operations	—	0.05	—	0.90
Net income (loss)	$(0.07)	$(0.07)	$(0.99)	$0.34

Weighted average common shares outstanding
Basic	65.5	59.1	61.3	58.7
Diluted	65.5	59.1	61.3	58.7

Adjusted EBITDA (1)	$13.4	$13.4	$45.0	$44.6

Proforma Adjusted EBITDA (2)			$47.0

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, foreign transaction gain (loss), acquisition and restructuring related items, contract design retrofit costs, investment in unmanned combat systems, litigation related charges, unused office space expense, and costs related to pending customer change orders.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments, are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

(2) Pro forma Adjusted EBITDA as calculated by us may be calculated differently than Pro Forma Adjusted EBITDA for other companies. We have provided Pro Forma Adjusted EBITDA to reflect the impact of the restructuring actions that we took during the first quarter 2016 to eliminate personnel costs in our PSS and Modular Systems businesses. We believe that Pro Forma Adjusted EBITDA is helpful for investors to understand the pro forma full quarter's impact of the restructuring activities as if these actions had occurred at the beginning of the first quarter.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Litigation related items. The Company periodically incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, we do not believe it is indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Investment in unmanned combat systems. The Company makes discretionary investments related to its tactical unmanned combat systems initiative with the intention of retaining the intellectual property and data package rights of the technology it is developing. Management believes these rights will result in securing future sole source positions on new platforms which will provide an attractive rate of return. Management believes that these costs are not indicative of ongoing operating results.

Contract design retrofits. The Company makes certain design retrofits primarily related to its development programs in its Unmanned Systems business which are necessary for the final design and configuration of these vehicles. Management believes that these costs are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015

Net income (loss)	$(4.3)	$(4.0)	$(60.5)	$19.8
(Income) loss from discontinued operations, net of income taxes	(0.1)	(3.0)	0.1	(53.0)
Interest expense, net	8.6	8.7	34.7	36.0
Loss/(gain) on extinguishment of debt	(0.2)	—	(0.2)	3.4
Provision (benefit) for income taxes from continuing operations	0.8	(0.3)	8.1	(11.4)
Depreciation (including cost of service revenues and product sales)	2.9	3.1	12.3	12.5
Stock-based compensation	0.9	0.6	5.1	6.1
Foreign transaction (gain)/loss	0.1	0.2	(0.4)	0.8
Unused office space expense and other	—	(2.3)	—	(2.3)
Amortization of intangible assets	2.6	2.9	10.5	13.0
Acquisition and restructuring related items and other	2.1	3.6	35.3	13.3
Contract design retrofits	—	3.9	—	6.4

Adjusted EBITDA	$13.4	$13.4	$45.0	$44.6

Personnel costs eliminated on a pro forma basis as if eliminated for the full quarter			2.0

Pro forma Adjusted EBITDA			$47.0

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
Acquisition and transaction related items	$—	$0.4	$—	$2.2
Excess capacity and restructuring costs	2.1	1.0	13.4	6.6
Litigation related items	—	—	1.9	0.1
Reserve on customer receivable due to liquidation proceedings	—	—	—	0.7
Investment in unmanned combat systems	—	2.2	20.0	3.4
Costs related to pending customer change orders	—	—	—	0.3

	$2.1	$3.6	$35.3	$13.3

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
Revenues:
Unmanned Systems	$25.5	$16.0	$75.8	$66.3
Kratos Government Solutions	124.4	122.9	465.8	446.1
Public Safety & Security	32.2	38.6	127.1	144.7
Total revenues	$182.1	$177.5	$668.7	$657.1

Operating income (loss) from continuing operations:
Unmanned Systems	$(0.1)	$(8.9)	$(27.7)	$(16.2)
Kratos Government Solutions	6.9	9.8	17.3	16.1
Public Safety & Security	(1.3)	1.6	(3.0)	2.6
Unallocated corporate expense, net	(0.9)	(1.0)	(5.2)	(7.0)
Total operating income (loss) from continuing operations	$4.6	$1.5	$(18.6)	$(4.5)

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, merger and acquisition expenses, corporate costs not allocated to the segments, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
Unmanned Systems	$2.2	$(0.3)	$2.2	$2.4
% of revenue	8.6%	(1.9)%	2.9%	3.6%
Kratos Government Solutions	12.1	11.8	43.1	37.7
% of revenue	9.7%	9.6%	9.3%	8.5%
Public Safety & Security	(0.9)	1.9	(0.3)	4.5
% of revenue	(2.8)%	4.9%	(0.2)%	3.1%
Total Adjusted EBITDA	$13.4	$13.4	$45.0	$44.6
% of revenue	7.4%	7.5%	6.7%	6.8%

Reconciliation of consolidated Pro Forma Adjusted EBITDA to Pro Forma Adjusted EBITDA by segment is as follows:

Unmanned Systems	$2.2
% of revenue	2.9%
Kratos Government Solutions	44.1
% of revenue	9.5%
Public Safety & Security	0.7
% of revenue	0.6%
Total Pro Forma Adjusted EBITDA	$47
% of revenue	7.0%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 25,	December 27,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$69.1	$28.5
Restricted cash	0.5	0.7
Accounts receivable, net	229.4	206.8
Inventoried costs	55.4	55.6
Prepaid expenses	8.9	10.6
Other current assets	9.8	18.2
Total current assets	373.1	320.4
Property, plant and equipment, net	49.8	56.2
Goodwill	485.4	483.4
Intangible assets, net	32.6	36.5
Other assets	7.7	6.8
Total assets	$948.6	$903.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52.7	$48.3
Accrued expenses	50.0	33.1
Accrued compensation	39.1	36.8
Accrued interest	3.6	3.9
Billings in excess of costs and earnings on uncompleted contracts	41.8	42.3
Other current liabilities	7.7	6.1
Other current liabilities of discontinued operations	1.6	1.9
Total current liabilities	196.5	172.4
Long-term debt principal, net of current portion	431.0	444.1
Other long-term liabilities	41.0	28.5
Other long-term liabilities of discontinued operations	3.7	4.1
Total liabilities	672.2	649.1
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	956.2	873.2
Accumulated other comprehensive loss	(1.7)	(1.4)
Accumulated deficit	(678.1)	(617.6)
Total stockholders’ equity	276.4	254.2
Total liabilities and stockholders’ equity	$948.6	$903.3

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 25,	December 27,
	2016	2015
Operating activities:
Net income (loss)	$(60.5)	$19.8
Less: income (loss) from discontinued operations	(0.1)	53.0
Loss from continuing operations	(60.4)	(33.2)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	22.8	25.5
Deferred income taxes	4.7	0.9
Stock-based compensation	5.1	6.1
Litigation related charges	1.7	—
Change in unused office space accrual	—	(2.3)
Amortization of deferred financing costs	1.5	1.9
Amortization of discount on Senior Secured Notes	0.9	1.1
Loss on extinguishment of debt	(0.2)	3.4
Provision for non-cash restructuring costs	9.1	—
Non-cash income tax benefit	—	(18.7)
Provision for doubtful accounts	0.3	0.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(24.7)	10.3
Inventoried costs	(2.7)	(8.2)
Prepaid expenses and other assets	5.0	(6.7)
Accounts payable	2.9	2.9
Accrued compensation	2.3	(4.4)
Accrued expenses	16.5	0.6
Accrued interest	(0.3)	1.5
Billings in excess of costs and earnings on uncompleted contracts	(0.4)	(7.3)
Income tax receivable and payable	1.2	(3.1)
Other liabilities	2.3	(0.4)
Net cash used in operating activities from continuing operations	(12.4)	(29.7)
Investing activities:
Cash paid for acquisitions, net of cash acquired	(5.1)	—
Change in restricted cash	0.3	4.7
Proceeds from the sale of assets	0.1	0.9
Capital expenditures	(9.2)	(11.3)
Net cash used in investing activities from continuing operations	(13.9)	(5.7)
Financing activities:
Payment of long-term debt	(14.1)	(175.0)
Proceeds from the issuance of common stock	76.2
Cash paid for deferred acquisition consideration	—	(1.1)
Repayment of debt	(1.0)	(42.0)

Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	2.0	3.4
Net cash provided by (used in) financing activities from continuing operations	63.1	(214.7)
Net cash flows from continuing operations	36.8	(250.1)
Net operating and investing cash flows of discontinued operations	4.1	245.3
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.2)
Net increase (decrease) in cash and cash equivalents	40.6	(5.0)
Cash and cash equivalents at beginning of period	28.5	33.5
Cash and cash equivalents at end of period	$69.1	$28.5

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
Loss from continuing operations before taxes	$(3.6)	$(7.3)	$(52.3)	$(44.6)
Add: Amortization of intangible assets	2.6	2.9	10.5	13.0
Add: Stock-based compensation	0.9	0.6	5.1	6.1
Add: Loss/(gain) on extinguishment of debt	(0.2)	—	(0.2)	3.4
Add: Foreign transaction (gain)/loss	0.1	0.2	(0.4)	0.8
Add: Contract design retrofit costs and contract conversion adjustment	—	3.9	—	6.4
Add: Acquisition and restructuring related items and other	2.1	3.6	35.3	13.3
Adjusted income (loss) from continuing operations before income taxes	1.9	3.9	(2.0)	(1.6)

Estimated cash tax provision	0.7	0.4	2.4	2.6
Adjusted income (loss) from continuing operations	$1.2	$3.5	$(4.4)	$(4.2)

Diluted income per common share:
Adjusted income ( loss) from continuing operations	$0.02	$0.06	$(0.07)	$(0.07)

Weighted average common shares outstanding
Diluted	$67.0	$60.1	$61.3	$58.7
-end-